877 North 8th West, Riverton, WY  82501, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. RECEIVES MILESTONE PAYMENT FROM THOMPSON CREEK METALS COMPANY INC.

RIVERTON, Wyoming – January 12, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate, today announced that the January 1, 2009 $1 million option payment was paid by Thompson Creek Metals Company USA on January 2, 2009 on behalf of Mt. Emmons Moly Company pursuant to the Exploration, Development and Mine Operating Agreement signed in August 2008.

“Thompson Creek is one of the world's largest publicly traded, pure molybdenum producers and we are pleased with their involvement and oversight of the project,” stated Mark Larsen, President of U.S. Energy Corp.  “We continue to work closely with them on the Mt. Emmons Project and intend to provide further updates in the future as they continue their review and planning process and additional information becomes available,” he added.

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Press Release
January 12, 2009
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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1 800 776 9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
403 538 4845
nhurst@equicomgroup.com